Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of DropCar, Inc. (the Company) on Form S-3 of our report dated July 16, 2018, on our audit of the financial statements of Ayro, Inc. (formerly Austin EV, Inc.) as of December 31, 2017 and the year then ended included in the Company’s Form 8-K filed February 7, 2020. We also consent to the reference to our firm under the heading "Experts" in the prospectuses, which are part of the registration statement.

/s/EKS&H LLLP

Denver, Colorado
February 7, 2020